Exhibit 99.1

HARLEY-DAVIDSON REPORTS SECOND QUARTER 2016 EARNINGS

Strong share gains in the U.S. in the face of industry headwinds, international sales up

MILWAUKEE, July 28, 2016 - Harley-Davidson, Inc. (NYSE:HOG) second quarter 2016 diluted earnings per share increased 7.6 percent to $1.55 compared to diluted EPS of $1.44 in the same period in 2015. Net income was $280.4 million on consolidated revenue of $1.86 billion compared to net income of $299.8 million on consolidated revenue of $1.82 billion in last year’s second quarter.

Harley-Davidson worldwide retail motorcycle sales in the second quarter were down 1.9 percent on weak U.S. industry results. Harley-Davidson retail motorcycle sales in the U.S. were down 5.2 percent compared to the year-ago quarter, with the overall U.S. industry down 8.6 percent for the same period. Harley-Davidson U.S. market share for the quarter was 49.5 percent, an increase of 2.0 points over the same period in 2015. International retail sales increased by 4.3 percent over the prior year quarter.

“We are pleased with our ability to gain market share in the U.S.,” said Matt Levatich, President and Chief Executive Officer, Harley-Davidson, Inc. “Competitiveness in the U.S. remains intense, and our demand-driving investments are showing traction.”

Through six months, Harley-Davidson’s 2016 net income was $530.9 million on consolidated revenue of $3.61 billion compared to six-month 2015 net income of $569.7 million on consolidated revenue of $3.50 billion. Six-month 2016 diluted EPS was $2.91, up 7.4 percent from $2.71 in the year-ago period. Worldwide retail motorcycle sales were down 0.6 percent from the same period in 2015. International sales were up 4.4 percent, offset by a 3.4 percent decline in U.S. retail sales.

Given market softness in the U.S., the continued competitive environment and global economic uncertainty, the company is taking the precautionary step of lowering its full-year shipment guidance. The company now expects to ship 264,000 to 269,000 motorcycles to dealers worldwide in 2016. This action is consistent with the company’s long-standing commitment to manage supply in line with demand.

“While our investments to grow product awareness and ridership globally are beginning to take hold in a number of markets, current conditions in the U.S. and economic headwinds in other parts of the world combine to raise caution for us as we continue to focus our strategy to drive demand and deliver strong returns to shareholders,” said Levatich.

Retail Harley-Davidson Motorcycle Sales

	2nd Quarter			Six Months
	2016	2015	Change	2016	2015	Change
Americas Region
U.S.	54,786	57,790	(5.2)%	90,112	93,278	(3.4)%
Canada	3,813	3,737	2.0%	6,283	5,860	7.2%
Latin America	2,573	2,708	(5.0)%	4,459	5,273	(15.4)%
Europe, Middle East, Africa (EMEA) Region	17,513	16,179	8.2%	27,723	25,567	8.4%
Asia Pacific Region	8,581	8,517	0.8%	16,147	15,614	3.4%
Worldwide Total	87,266	88,931	(1.9)%	144,724	145,592	(0.6)%
Retail sales in EMEA were up 8.2 percent in the second quarter and 8.4 percent for the first six months behind a strong reception to the new 2016 motorcycle models and increased demand driving investments. Asia Pacific retail sales were up 0.8 percent in the quarter and up 3.4 percent for the first six months compared to 2015. Canada retail sales grew 2.0 percent in the quarter and 7.2 percent for the first six months versus a year ago as the market continued to respond favorably to the company’s transition to direct distribution.

Motorcycles and Related Products Segment Results

$ in thousands	2nd Quarter			Six Months
	2016	2015	Change	2016	2015	Change
Motorcycle Shipments (vehicles)	88,160	85,172	3.5%	171,196	164,761	3.9%
Revenue
Motorcycles	$1,330,632	$1,308,837	1.7%	$2,648,210	$2,563,958	3.3%
Parts & Accessories	$258,208	$256,840	0.5%	$441,913	$440,712	0.3%
General Merchandise	$75,757	$77,518	(2.3)%	$146,375	$143,946	1.7%
Gross Margin Percent	36.4%	39.2%	(2.8) pts	36.9%	39.1%	(2.2) pts
Operating Income	$322,749	$380,603	(15.2)%	$655,206	$726,057	(9.8)%
Operating Margin Percent	19.3%	23.1%	(3.8)pts	20.2%	23.0%	(2.8)pts
Revenue from motorcycles and related products was up versus the prior quarter behind increased motorcycle shipments. Operating margin as a percent of revenue decreased versus the prior year primarily as a result of lower than expected gross margin driven by unfavorable mix, currency and manufacturing expenses.

Financial Services Segment Results

$ in thousands	2nd Quarter			Six Months
	2016	2015	Change	2016	2015	Change
Revenue	$190,964	$173,609	10.0%	$364,322	$335,984	8.4%
Operating Income	$89,573	$81,913	9.4%	$145,944	$146,577	(0.4)%

Financial services operating income was higher in the second quarter compared to the year ago period driven by a $9.3 million gain generated from a full securitization.

Guidance
Harley-Davidson is revising its full-year guidance for motorcycle shipments and now expects to ship 264,000 to 269,000 motorcycles to dealers worldwide in 2016, which is approximately down 1 percent to up 1 percent from 2015. The company had previously provided full-year shipment guidance of 269,000 to 274,000 motorcycles. In the third quarter, the company expects to ship 48,500 to 53,500 motorcycles compared to 53,472 motorcycles shipped in the year-ago period. The company now expects full-year 2016 operating margin of approximately 15 to 16 percent for the Motorcycles segment, compared to prior guidance of 16 to 17 percent. The company continues to expect 2016 capital expenditures for Harley-Davidson, Inc. of $255 million to $275 million.

Income Tax Rate
For the first half of 2016, Harley-Davidson's effective tax rate was 32.7 percent compared to 34.9 percent in 2015. The lower rate is due to the successful closure of various tax audits. The company now expects its full-year 2016 effective tax rate will be approximately 33 percent.

Cash Flow
Cash and marketable securities totaled $869.7 million at the end of the second quarter, compared to $1.30 billion in the year-ago quarter. During the first six months of 2016, Harley-Davidson generated $456.3 million of cash from operating activities compared to $613.9 million for the same period in 2015.

Shareholder Returns
The company paid a cash dividend of $0.35 per share for the second quarter for a total of $0.70 for the first six months of 2016. On a discretionary basis, the company repurchased 2.6 million shares of Harley-Davidson common stock for $118.9 million. In the second quarter of 2016, there were approximately 181.3 million weighted-average diluted shares outstanding, compared to approximately 208.6 million shares in the year-ago quarter. At the end of the second quarter, 23.0 million shares remained on board-approved share repurchase authorizations.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss second-quarter results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com under

"Events and Presentations." The audio portion of today's call will also be posted beginning approximately two hours after the call concludes.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) manage through changes in general economic conditions, including changing capital, credit and retail markets, and political events, (iii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices,  (iv) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (v) drive demand by executing its marketing strategy of appealing to and growing sales to multi-generational and multi-cultural customers worldwide in an increasingly competitive marketplace, (vi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (vii) develop and introduce products, services and experiences that are successful in the marketplace, (viii) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (ix) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (x) prevent and detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, (xi) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xii) manage risks that arise through expanding international manufacturing, operations and sales, (xiii) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xiv) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xv) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvii) manage its exposure to product liability claims and commercial or contractual disputes, (xviii) execute its flexible production strategy, (xix) adjust to healthcare inflation and reform, pension reform and tax changes, (xx) retain and attract talented employees, (xxi) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, and (xxii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Maripat Blankenheim, +1-414-343-7988; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Motorcycles & Related Products revenue	$1,670,113	$1,650,783	$3,246,723	$3,161,353
Gross profit	607,558	647,214	1,197,838	1,237,489
Selling, administrative and engineering expense	284,809	266,611	542,632	511,432
Operating income from Motorcycles & Related Products	322,749	380,603	655,206	726,057

Financial Services revenue	190,964	173,609	364,322	335,984
Financial Services expense	101,391	91,696	218,378	189,407
Operating income from Financial Services	89,573	81,913	145,944	146,577

Operating income	412,322	462,516	801,150	872,634
Investment income	688	1,450	1,454	2,772
Interest expense	7,094	9	14,262	18
Income before income taxes	405,916	463,957	788,342	875,388
Provision for income taxes	125,485	164,147	257,422	305,724
Net income	$280,431	$299,810	$530,920	$569,664

Earnings per common share:
Basic	$1.55	$1.44	$2.92	$2.72
Diluted	$1.55	$1.44	$2.91	$2.71

Weighted-average common shares:
Basic	180,587	207,650	181,976	209,115
Diluted	181,339	208,590	182,740	210,165

Cash dividends per common share	$0.35	$0.31	$0.70	$0.62

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets(1)
(In thousands)

	(Unaudited)		(Unaudited)
	June 26, 2016	December 31, 2015	June 28, 2015
ASSETS
Current assets:
Cash and cash equivalents	$864,670	$722,209	$1,247,579
Marketable securities	5,070	45,192	52,516
Accounts receivable, net	311,956	247,405	277,569
Finance receivables, net	2,457,974	2,053,582	2,331,723
Inventories	371,196	585,907	395,044
Restricted cash	78,078	88,267	136,760
Other current assets	270,080	235,321	248,787
Total current assets	4,359,024	3,977,883	4,689,978
Finance receivables, net	4,824,071	4,814,571	4,816,772
Other long-term assets	1,165,345	1,180,523	1,042,444
	$10,348,440	$9,972,977	$10,549,194
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$759,507	$707,578	$856,373
Short-term debt	1,020,487	1,201,380	114,983
Current portion of long-term debt, net	732,773	838,349	1,544,956
Total current liabilities	2,512,767	2,747,307	2,516,312
Long-term debt, net	5,308,063	4,832,469	4,551,083
Pension and postretirement healthcare liabilities	318,311	358,547	263,155
Other long-term liabilities	188,292	195,000	195,017

Total shareholders’ equity	2,021,007	1,839,654	3,023,627
	$10,348,440	$9,972,977	$10,549,194
(1) ASU 2015-03 Interest - Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs was adopted retrospectively on January 1, 2016. Debt issuance costs in Other current assets and Other long-term assets have been reclassified to Current-portion of long-term debt, net and Long-term debt, net for 2015 balances to reflect the adoption of the new guidance.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Six months ended
	June 26, 2016	June 28, 2015
Net cash provided by operating activities	$456,290	$613,944

Cash flows from investing activities:
Capital expenditures	(107,531)	(85,180)
Finance receivables, net	(361,171)	(406,132)
Proceeds from sale of finance receivables	312,571	—
Net change in marketable securities	40,000	4,500
Other	166	5,111
Net cash used by investing activities	(115,965)	(481,701)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,193,396	595,386
Repayments of medium-term notes	(450,000)	—
Proceeds from securitization debt	—	1,195,668
Repayments of securitization debt	(385,837)	(454,332)
Net decrease in credit facilities and unsecured commercial paper	(181,259)	(616,586)
Borrowings of asset-backed commercial paper	33,428	40,209
Repayments of asset-backed commercial paper	(34,989)	(35,730)
Net change in restricted cash	17,992	(40,159)
Dividends paid	(127,800)	(129,745)
Purchase of common stock for treasury	(269,411)	(358,425)
Excess tax benefits from share-based payments	331	2,401
Issuance of common stock under employee stock option plans	2,367	15,664
Net cash (used by) provided by financing activities	(201,782)	214,351

Effect of exchange rate changes on cash and cash equivalents	3,918	(5,695)

Net increase in cash and cash equivalents	$142,461	$340,899

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	722,209	906,680
Net increase in cash and cash equivalents	142,461	340,899
Cash and cash equivalents - end of period	$864,670	$1,247,579

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,330,632	$1,308,837	$2,648,210	$2,563,958
Parts & Accessories	258,208	256,840	441,913	440,712
General Merchandise	75,757	77,518	146,375	143,946
Other	5,516	7,588	10,225	12,737
	$1,670,113	$1,650,783	$3,246,723	$3,161,353
MOTORCYCLE SHIPMENTS:
United States	57,804	55,128	115,439	111,792
International	30,356	30,044	55,757	52,969
Total	88,160	85,172	171,196	164,761
MOTORCYCLE PRODUCT MIX:
Touring	27,675	34,563	66,172	73,360
Cruiser	37,655	29,952	64,584	53,348
Sportster® / Street	22,830	20,657	40,440	38,053
Total	88,160	85,172	171,196	164,761

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Americas Region
United States	54,786	57,790	90,112	93,278
Canada	3,813	3,737	6,283	5,860
Latin America	2,573	2,708	4,459	5,273
Total Americas Region	61,172	64,235	100,854	104,411
Europe, Middle East and Africa Region (EMEA)
Europe(2)	15,188	14,150	23,783	22,279
Other	2,325	2,029	3,940	3,288
Total EMEA Region	17,513	16,179	27,723	25,567
Asia Pacific Region
Japan	2,763	2,580	4,869	4,552
Other	5,818	5,937	11,278	11,062
Total Asia Pacific Region	8,581	8,517	16,147	15,614

Total Worldwide Retail Sales	87,266	88,931	144,724	145,592

Total International Retail Sales	32,480	31,141	54,612	52,314
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Six months ended
	June 30, 2016	June 30, 2015
United States(2)	177,447	187,163
Europe(3)	248,519	229,277

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.